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                                                                         (h)(5)

                        ANTI-MONEY LAUNDERING AGREEMENT

This Agreement dated as of September 11, 2006 (the "Agreement") is entered into by and between Investors Bank & Trust Company, a Massachusetts trust company, and its affiliates (collectively, the "Bank"), and Harding Loevner Funds, Inc. (the "Fund").

WHEREAS, the Bank currently serves as administrator and/or custodian to the Fund;

WHEREAS, the Fund and the Bank have each developed and implemented an applicable written anti-money laundering ("AML") program (an "AML Program") that incorporates a customer identification program ("CIP") and is designed to satisfy the requirements of the U.S. Department of the Treasury, including its Office of Foreign Assets Control ("OFAC"), the U.S. Securities and Exchange Commission and the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (the "Acts");

WHEREAS, the Fund desires to delegate to the Bank the performance of certain aspects of the Fund's AML Program to investors in the Fund ("Fund Customers") in accordance with applicable law or regulation, and the Bank desires to accept such delegation;

NOW THEREFORE, subject to the terms and conditions set forth in this Agreement, Fund and the Bank hereby agree as follows:

1.    Duties.

1.1. Duties of the Fund. Fund shall perform the following functions pursuant to its AML Program with respect to Fund Customers:

         (a) Notice. Fund shall provide notice to prospective Fund Customers that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

         (b) Information Collection. Fund shall obtain the following identifying information from each Fund Customer, at a minimum: (i) name, (ii) date of birth (if applicable), (iii) address and (iv) taxpayer identification number or equivalent for non-U.S. persons and entities (together, "CIP Information"). The Fund will also facilitate the collection of any additional information that may be required pursuant to the Bank's CIP. The Fund shall provide the foregoing promptly to the Bank.

         (c) Recordkeeping. Fund shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.


1.2. Duties of the Bank. The Bank shall perform the following functions pursuant to its AML Program with respect to Fund Customers:

         (a) Identity Verification. The Bank shall be responsible for verifying the identity of Fund Customer's in accordance with its CIP through appropriate documentary or non-documentary methods. To the extent additional information or documentation is required, the Bank shall contact the Fund to obtain such information.

         (b) OFAC Compliance. The Bank shall screen Fund Customers against lists of known or suspected terrorists or terrorist organizations prepared by any U.S. federal government agency and referred to the Bank in accordance with the Bank's AML Program and all federal government directives related to such lists. These lists include, but are not limited to, those prepared by OFAC, which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism-sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. In the event that a new or existing Fund Customer matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank's AML Program, the Bank shall freeze such customer's assets and will immediately inform the Fund's AML Compliance Officer and the appropriate authorities of the foregoing circumstances.

         (c) Transaction Monitoring and Suspicious Activity Reporting. The Bank will monitor transactions in Fund Customer accounts using a risk-based approach. Any suspicious activity identified will be reported to the Bank's AML Compliance Officer who will contact the Fund's AML Compliance Officer to determine whether to file a Suspicious Activity Report ("SAR") on behalf of the Fund. If applicable, the Bank's AML Compliance Officer will then ensure a SAR is properly filed on behalf of the Bank. Each party will ensure they have appropriate section 314(b) certifications on file to permit such sharing of information.

         (d) Recordkeeping. The Bank shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.

2. Certifications. The Bank and the Fund shall certify to the other, on an annual basis and in such form as they may mutually agree on, that:

         (a) it has established an AML Program which is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Acts;

         (b) it has designated an individual or individuals responsible for implementing and monitoring its AML Program;

         (c) it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Program;

         (d) it provides for periodic, but at a minimum annual, independent testing of those Policies; and

         (e) it has performed the functions it has agreed to perform pursuant to this Agreement.

3.    Miscellaneous.

      3.1. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Massachusetts. In the event of any inconsistency between the terms of this Agreement and any other prior document or agreement relating to the Bank's functions with respect to the Funds, the parties agree that the terms of this Agreement shall control.

      3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

      3.3. Heading. Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

      3.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

      3.5 Limitation of Delegation. The Bank and the Fund acknowledge and agree that each is agreeing to perform only those aspects of the other party's as outlined in this agreement as specified in Section 1 above. The Bank and the Fund are not undertaking and shall not be responsible for any other aspect of the other party's AML Program or for the overall compliance with the Acts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.


INVESTORS BANK & TRUST COMPANY


By:     /s/ Andrew M. Nesvet
        --------------------------
Name:   Andrew M. Nesvet
        --------------------------
Title:  Managing Director
        --------------------------


HARDING LOEVNER FUNDS, INC.


By:     /s/ David R. Loevner
        --------------------------
Name:   David R. Loevner
        --------------------------
Title:  President
        --------------------------